Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

Triumph Financial Announces New Leadership Appointments

DALLAS, TX – March 25, 2025 – Triumph Financial, Inc. (Nasdaq: TFIN) today announced a series of key leadership appointments designed to strengthen its organizational structure and position the company for long-term growth and innovation in the transportation and financial services industry.

Kim Fisk has been named president, factoring. She joined Triumph in 2012 and has served in key leadership roles within the factoring segment’s credit, underwriting and operations. Fisk has a proven track record of driving business performance and operational excellence in the transportation industry. She succeeds Tim Valdez, who will transition to the role of chairman of the factoring segment. In this new capacity, Valdez will provide strategic oversight and guidance to ensure the continued success of the factoring segment.

Todd Ritterbusch has taken on an expanded role as president, payments and banking. He joined Triumph in 2019, initially serving as TBK Bank’s chief lending officer until 2022, when he was appointed president of the bank. With over 25 years of banking experience, his comprehensive understanding of the company’s operations and strategic vision will be instrumental in leading Triumph’s banking and payments segments.

David Vielehr has been named president of LoadPay, Triumph Financial’s digital banking platform for the trucking industry. Vielehr joined Triumph in 2024 to assist in bringing LoadPay to market. With extensive experience in financial technology and product development, he is well-positioned to lead the next phase of growth and innovation for the LoadPay product.

“These leadership appointments reflect our commitment to building a strong, focused structure that positions Triumph to achieve our ambitious goals,” said Aaron P. Graft, founder, vice chairman and chief executive officer of Triumph Financial. “Kim, Todd and David are experienced leaders with the expertise and vision needed to drive innovation and deliver value to our customers and shareholders.”

These leadership changes illustrate Triumph Financial’s commitment to aligning its business segments to drive operational excellence and strategic growth. By fortifying its leadership structure, the company is better positioned to enhance customer value, accelerate innovation, and provide impactful solutions to the transportation industry.

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12700 Park Central Dr., #1700, Dallas, TX 75251 | 214.365.6900 | tfin.com
© Triumph Financial, Inc

About Triumph Financial
Triumph Financial, Inc. (Nasdaq: TFIN) is a financial holding company focused on payments, factoring, intelligence and banking. Headquartered in Dallas, Texas, its diversified portfolio of brands includes TriumphPay, Triumph, TBK Bank and LoadPay.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph Financial’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 11, 2025. Forward-looking statements speak only as of the date made and Triumph Financial undertakes no duty to update the information.

Source: Triumph Financial, Inc.

Triumph Investor Relations Contact
Luke Wyse
Senior Vice President, Head of Investor Relations
lwyse@tfin.com | 214-365-6936

Triumph Media Contact
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tfin.com | 214-365-6930
12700 Park Central Dr., #1700, Dallas, TX 75251 | 214.365.6900 | tfin.com
© Triumph Financial, Inc